                         AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "AMENDMENT"), effective as of February 1, 1998, is entered into by and between Avatex Corporation, a Delaware corporation formerly known as FoxMeyer Health Corporation (the "COMPANY"), and Scott E Peterson ("EMPLOYEE").

     The Company and Employee hereby agree that this Amendment amends the Employment Agreement dated and effective as of November 20, 1996 by and between the Company and Employee (the "AGREEMENT"), as follows:

     1. All references in the Agreement to FoxMeyer Health Corporation shall be deemed to be references to Avatex Corporation.

     2. Section 1 of the Agreement is hereby amended by changing the date specified therein to January 31, 2000.

     3. Section 3(a) of the Agreement is hereby amended by changing the minimum monthly base salary specified in the first sentence therein to $16,666.67.

     4.   A new Section 3(e) is hereby added to the Agreement as follows:

          e. Employee shall be entitled to all of the rights and benefits set forth in the Indemnification Agreement dated as of October 23, 1997 between the Company and Employee.

     5. Sections 4(d)(i) and (ii) of the Agreement are hereby deleted in their entirety and replaced with the following:

               (i) At Employee's option, (x) a single lump sum severance payment equal to the amount of the total compensation that would otherwise be paid by the Company to Employee during the nine (9) month period commencing on the effective date of Termination Without Cause or (y) monthly severance payments in the amount of Employee's total annual compensation during the twelve (12) month period commencing on the effective date of Termination Without Cause, divided by twelve
          (12), for a period of eighteen (18) months; and

               (ii) For a period of twelve (12) months commencing on the effective date of Termination Without Cause, medical and dental benefits coverage, less any amount that Employee is required to pay to receive such medical and dental coverage had termination of his employment not occurred.

          In addition to the foregoing, as set forth in Section 12 of the Company's 1993 Stock Option and Performance Award Plan (as amended, the "PLAN") and Section 4(c) of the stock option agreements previously executed by the Company and Employee, in the Event of a Termination Without Cause of Employee's employment following or in connection with a Change in Control (as such term is defined in Section 14 of the Plan), all options previously issued to Employee pursuant to the Plan that have not yet vested thereunder shall be deemed to have vested as of the date of such termination and Employee shall be entitled to exercise all options issued pursuant to the Plan during the remaining term specified in the option grant and pursuant to the other terms thereof.

     6. The fourth through seventh sentences of Section 4(e) of the Agreement are hereby deleted as moot.

     7. Sections 14(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          a.   if to the Company:

               Avatex Corporation
               Attention:     Mr. Abbey J. Butler
                              Mr. Melvyn J. Estrin
               5910 North Central Expressway
               Suite 1780
               Dallas, Texas 75206

     8. Except as expressly provided in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective on the date and year first above written.



AVATEX CORPORATION                      ----------------------------
                                        Scott E Peterson


By:
     --------------------------
     Abbey J. Butler
     Co-Chief Executive Officer


                                       2